EXECUTION VERSION

Exhibit 99.1

Certain confidential portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K and marked with “[***]”. The omitted information is (i) not material and (ii) would likely cause competitive harm to ORBCOMM Inc. if publicly disclosed.

AGREEMENT RELATING TO IDP AND OGX

THIS AGREEMENT is made on October 21 2020 (the “Effective Date”)

BETWEEN

(1)

Inmarsat Global Limited, a limited liability company established under the laws of England and Wales with registered number 3675885 and whose registered office is at 99 City Road, London, EC1Y 1AX (“Inmarsat”); and

(2)	ORBCOMM INC, a company established under the laws of Delaware and whose registered office is at 395 W. Passaic Street, Rochelle Park, New Jersey 07662 (“ORBCOMM”),

(each a “Party” and together, the “Parties”).

RECITALS

(A)	Inmarsat and ORBCOMM are parties to various agreements governing their relationship in respect of IDP.
(B)

Inmarsat and ORBCOMM wish to enter into this Agreement to revise, replace and supersede the existing agreements in place between them relating to IDP (including by terminating those agreements and provisions which are no longer required) and to set out the commercial terms for the launch of OGX Service.

1.	Definitions and Interpretation
1.1.	In addition to capitalised terms defined elsewhere in this Agreement, the following capitalised terms have the respective meanings given below.

“Anti-Corruption Laws” means any and all laws and regulations of any jurisdiction relating to the prevention of corruption or bribery, including, without limitation, the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977, each as amended from time to time.

“APCA” means the Asset Purchase and Cooperation Agreement between Inmarsat and ORBCOMM dated 20 October 2014.

“ATA” means the Asset Transfer Agreement between Inmarsat and ORBCOMM dated 11 June 2020.

“Affected Party” has the meaning given in Clause 9.3.

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, another person.

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“Agreement” means this Agreement, including the General Terms and Conditions and Schedules, in each case as may be amended from time to time.

“Business Day” means a day other than a Saturday or Sunday or public holiday in England or a federal public holiday in the United States.

"Confidential Information" means: (i) the terms and substance of this Agreement; and (ii) all information disclosed in connection with this Agreement, whether before or after the date of this Agreement, including information relating to a Party’s business affairs, products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets and  market opportunities, provided in each case that either (a) such information has been identified as confidential, whether in writing, orally or by another means and whether disclosed directly or indirectly, or (b) a person should reasonably recognise such information as being of a confidential nature.

“Commercially Available” has the meaning given in Clause 4.7.

“Control” means, with respect to any person, the possession, directly or indirectly, of power to direct or cause the direction of the management of such person, whether through ownership of voting securities, by contract or other agreement or otherwise (and the terms “change of Control”, “Controlling,” “Controlled by,” and “under common Control with” shall be construed accordingly).

“Dual Mode Services” means service offerings that combine (i) two or more modes of connectivity provided by ORBCOMM or its Affiliates in which the IDP Service is the back-up mode of communication, including IDP satellite airtime and cellular airtime services; or (ii) IDP satellite airtime and ORBCOMM’s VHF satellite airtime services.

“Dual Mode Services Revenue Share Amount” has the meaning given in Clause 3.18.

“Effective Date” means the date stated in the first paragraph of this Agreement, or if no date is stated, the latest date written on the signature blocks of this Agreement.

“Force Majeure Event” has the meaning set out in Clause 9.1.

“General Terms and Conditions” means the terms and conditions contained in Clauses 1 (Definitions and Interpretation) through 12 (General), inclusive, of this Agreement.

“IDP” means the IsatData Pro product line.

“IDP Airtime” means Network Services using IDP Service other than through an IDP Solution or Dual Mode Service.

“IDP Airtime Revenues” means recurring service revenues received by ORBCOMM or Inmarsat (as applicable) in respect of IDP Airtime directly related to network use including activation and subscription charges and ongoing data use and overage charges (but excludes charges relating to value added services or IDP Solutions or Dual Mode Services) calculated in a manner consistent with past practices.  For the avoidance of doubt, IDP Airtime Revenues shall exclude portions of the recurring revenue not attributable to Network Services, including amounts allocable to any hardware costs financed, warranty expense, installation services or interest expense.

“IDP Airtime Revenue Share Amount” has the meaning set out in Clause 3.8(a).

“IDP Airtime Revenue Share Applicable Percentage” means [***]%, beginning 1 January 2022.

“IDP DA” means the IDP Distribution Agreement between Inmarsat and Skywave (an Affiliate of ORBCOMM) dated 26 June 2013, as amended.

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“IDP Service” means any communications service over Inmarsat satellites communicating with terminals incorporating IDP Technology.

“IDP Solutions” means service offerings that combine both IDP satellite airtime and application services provided by ORBCOMM or one of its Affiliates or by Inmarsat or one of its Affiliates (in each case, typically for sale to end users).

“IDP Solutions Revenues” means recurring service revenue in respect of IDP Solutions calculated in accordance with Clause 3.16 below.

“IDP Solutions Revenue Share Amount” has the meaning set out in Clause 3.16.

“IDP Technology” means all Intellectual Property and all recognized rights in any jurisdiction that belong to SkyWave or its Affiliates, as of December 31, 2014, and that have been used prior to December 31, 2014 (which for the avoidance of doubt exclude any Intellectual Property owned by ORBCOMM and its Affiliates prior to December 31, 2014), in the design, development, improvement, manufacture, operation, control, maintenance, or repair of IDP chips, IDP terminals, or IDP networks.  Notwithstanding the foregoing or anything to the contrary, the IDP Technology does not include rights to any mobile terminals developed by Skywave or ORBCOMM (or any of their respective Affiliates) prior to December 31, 2014 or mobile terminal IDP Intellectual Property rights (inclusive of the design, intellectual property, applications and tools associated with the applicable terminal) except for IDP baseband designs in accordance with Section 4.6 of the APCA.

“Inmarsat Capex Minimum Contribution” has the meaning given in Clause 3.2.

"Intellectual Property” means all patents, rights to inventions, utility models, copyright and related rights, trade secrets, trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Key Customer” means each party listed in Schedule 4 – Part A and their respective Affiliates (other than an entity that (i) first becomes an Affiliate of a party listed in Schedule 4 – Part A after the Effective Date; and (ii) is purchasing Inmarsat services from Inmarsat as of the date such entity becomes an Affiliate of a party listed in Schedule 4 – Part A).

“LCIA” has the meaning given in Clause 11.3.

“Lease” means the Lease Service Provider Agreement and Lease Contract, appointing Skywave as a lease service provider for SLDR-1 Services, between Inmarsat and Skywave dated 30 June 2009, as amended.

“Minimum ORBCOMM OGX Satellite Capacity Level” has the meaning given in Clause 4.9.

“MoU” means the Memorandum of Understanding between the Parties dated 29 January 2020, as amended by Amendment No. 1 and Amendment No. 2 thereto.

“Network Services” means the IDP Service and/or OGX Service provided by Inmarsat or ORBCOMM, as applicable, it being understood that Network Services shall include, in a manner consistent with past practice, gateway activation, mobile activation, mobile subscription, data overage, broadcast ID subscription fees, broadcast data overage and transfers.

“OGX Airtime” means Network Services using OGX Service other than through an OGX Solution or Dual Mode Service.

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“OGX Airtime Revenues” means recurring service revenues received by ORBCOMM or Inmarsat (as applicable) in respect of OGX Airtime directly related to network use including activation and subscription charges and ongoing data use and overage charges (but excludes charges relating to value added services or Solutions or Dual Mode Services) calculated in a manner consistent with past practices for IDP Airtime Revenues.  For the avoidance of doubt, OGX Airtime Revenues shall exclude portions of the recurring revenue not attributable to Network Services, including amounts allocable to any hardware costs financed, warranty expense, installation services or interest expense.

“OGX Revenue Share Conversion Date” means the date that is one (1) year after the date on which the OGX Service becomes Commercially Available.

“OGX Service” means ORBCOMM’s next generation L-band service using ORBCOMM’s terminals (or using terminals which are not ORBCOMM Hardware if approved by ORBCOMM pursuant to Clause 4.5), ORBCOMM’s Intellectual Property, frequency allocation plan and infrastructure and Inmarsat’s satellite capacity. OGX Service is expected to include the following four categories (i) Legacy IDP – IDP terminals operating within the OGX spectrum plan; (ii) OGX Lite – RFIC terminals messaging at low data rates similar to IDP; (iii) OGX HDR – RFIC terminals messaging at high data rates; or (iv) OGX LP – new class of terminals, low power and lowest cost.

“Operational Services Agreement” has the meaning given in Clause 5.1.

“ORBCOMM Hardware” means any terminal hardware designed by ORBCOMM or any of its Affiliates for providing IDP Services, including those listed in Schedule 3, as updated from time to time to include new IDP products and terminal hardware relating to OGX Services (once Commercially Available).

"Parties" means Inmarsat and ORBCOMM or their permitted successors or assigns, and "Party" shall mean either of them, as applicable.

“Retained Provisions” has the meaning given in Clause 2.2.

“Rules” has the meaning given in Clause 11.3.

“SDLR-1 PA” means the SLDR-1 Pricing Agreement, between Inmarsat and Skywave dated 26 October 2012.

“Shortfall Amount” has the meaning given in Clause 3.5.

“Skywave” means SkyWave Mobile Communications Inc., an Affiliate of ORBCOMM from and after January 1, 2015.

“Service Level Agreement” or “SLA” means the service level agreement attached as Schedule 2.

“Tax” means all taxes, levies, duties, costs, withholdings, deductions, imposts, or charges of equivalent effect imposed by any governmental authority, whether collected by withholding or otherwise and including, without limitation, U.S. Universal Service Fund contributions assessed by the U.S. Federal Communications Commission.

“Term” means the term of this Agreement as determined in accordance with Clause 7.

“Terminated Agreement” has the meaning given in Clause 2.1.

“Top 10 Customer” means those customers and their Affiliates set out in Part B of Schedule 4 – Customers.

1.2.

In this Agreement: (i) a reference to a statute or a statutory provision is a reference to it as amended, extended or re-enacted, from time to time, whether before or after the date of this Agreement; (ii) a reference to a document is a reference to that document as modified or replaced from time to time,

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whether before or after the date of this Agreement; (iii) the singular includes the plural and vice versa (unless the context otherwise requires); (iv) a reference to a Clause or Schedule is a reference to a Clause of or a Schedule to this Agreement (unless the context otherwise requires); (v) a “person” includes a natural person, company or unincorporated body (whether or not having separate legal personality), firm, association, joint venture, partnership, government, state or agency of state; (vi) a “company” includes a company, corporation or other body corporate, whatever and however incorporated or established; (vii) “in writing” includes email and fax except as provided for in Clause 4.17; (viii) headings are for convenience only and shall not affect its interpretation; and (ix) “includes” or “including” shall mean includes or including without limitation to the generality of the text to which it relates.

1.3.

In the event of any ambiguity or inconsistency within this Agreement, it shall be resolved according to the following order of precedence where those items higher in the list shall take precedence over those items lower down: (i) General Terms and Conditions; and (ii) Schedules.

2.	Existing Agreements
2.1.	The Parties agree that, subject to Clause 2.2, the following agreements shall terminate on the Effective Date:
(a)	MoU;
(b)	Lease;
(c)	APCA;
(d)	SDLR-1 PA; and
(e)	IDP DA.

(each a “Terminated Agreement” and together the “Terminated Agreements”).

2.2.

Notwithstanding Clause 2.1, the Parties agree that certain provisions of the APCA and the IDP DA, as set out in Schedule 1, are hereby incorporated into, and shall form part of, this Agreement (subject to any amendments to such provisions, as reflected in Schedule 1) (“Retained Provisions”).

2.3.

Provisions of a Terminated Agreement that are either expressed under such Terminated Agreement to survive its termination or, from their nature or context, are contemplated to survive such termination, shall remain in full force and effect notwithstanding such termination, provided that in the event of any inconsistency between those provisions and any provisions of this Agreement, the provisions of this Agreement shall prevail.

2.4.

Termination of a Terminated Agreement shall not affect or prejudice any claim or demand that either Party may have against the other under or in connection with such Terminated Agreement arising before the Effective Date.  Without prejudice to the foregoing, each Party represents to the other that, as of the Effective Date, it is not aware of any claim against the other Party under the Terminated Agreements (other than ordinary course payment obligations incurred but not yet paid).

3.	MOU Provisions

Service Continuity

3.1.

Subject to Clause 3.3, Inmarsat shall provide the IDP Service to ORBCOMM and its Affiliates through to at least 1 December 2035, to meet ORBCOMM and its Affiliates’ capacity requirements for IDP Services, in accordance with the SLA, existing as of the Effective Date and, with respect to future

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requirements, in accordance with Section 4.3 of the APCA (which is set out as Retained Provision in Schedule 1).  Commencing on or after 1 December 2032, Inmarsat shall be entitled to terminate the IDP Service on no less than three (3) years’ prior written notice to ORBCOMM (such notice not to be issued prior to 1 January 2032) of the withdrawal of IDP from service (i.e., no further use by Inmarsat).  If the IDP Airtime Revenue Share Amount plus the IDP Solutions Revenue Share Amount falls below US$[***] in any given calendar year during the Term commencing in 2020, Inmarsat shall be entitled to limit the capacity allocation for IDP Service and OGX Service (once Commercially Available) furnished to ORBCOMM and its Affiliates to the levels provided as at the Effective Date, with respect to IDP Service, and to the levels provided as of the OGX Revenue Share Conversion Date, with respect to OGX Service, on no less than six months’ prior written notice to ORBCOMM.

3.2.

Inmarsat and ORBCOMM agree to cooperate in good faith to reach a consensus on a cost-effective technical solution, and to allocate resources, to minimize the cost of network ground infrastructure upgrades required to fulfil service life extension for IDP Service and OGX Service on future generation satellites.  If Inmarsat determines that the capital expenditure to be incurred by Inmarsat on or after January 1, 2020 to upgrade its network ground infrastructure, specifically to fulfil the service life extension for IDP on future generation satellites, will or is likely to exceed an amount equal to [***]of the aggregate of the estimated (i) IDP Airtime Revenue Share Amount plus (ii) IDP Solutions Revenue Share Amount, to be received in any twelve (12) month period commencing on or after January 1, 2020 (the “Inmarsat Capex Minimum Contribution”) then, subject to Inmarsat funding the Inmarsat Capex Minimum Contribution and providing ORBCOMM reasonable evidence of the need for such anticipated expenditure in excess of the Inmarsat Capex Minimum Contribution, each of ORBCOMM and Inmarsat shall bear [***] of the incremental cost and engineering effort required to complete such upgrades in excess of the Inmarsat Capex Minimum Contribution.

3.3.

If the IDP Airtime Revenue Share Amount plus the IDP Solutions Revenue Share Amount falls below US[***] in any given calendar year commencing in 2020, then subject to Clause 3.5 below, Inmarsat shall be entitled to terminate the IDP Service on no less than three (3) years’ prior written notice to ORBCOMM (such notice not to be issued prior to 1 January 2021) of the withdrawal of IDP from service (i.e., no further use by Inmarsat), provided that at any time during the three-year period after receipt of such notice ORBCOMM shall be entitled to enter into a lease agreement on reasonable market terms with Inmarsat for the global capacity required for ORBCOMM to run the IDP Service.  Such lease agreement would contain, amongst other things, terms for the transfer of the IDP core network assets and the leasing of racks, electricity, and spectrum.

3.4.

For so long as Inmarsat makes the IDP Service globally available to ORBCOMM on its network, ORBCOMM shall not make the IDP Service available on any other satellite network except as permitted pursuant to the Retained Provisions.

3.5.

If the IDP Airtime Revenue Share Amount plus the IDP Solutions Revenue Share Amount falls below US$[***] in any given calendar year commencing in 2020, then ORBCOMM may elect to pay Inmarsat the shortfall amount (the “Shortfall Amount” equal to the positive difference between: (x) US$[***]; and (y) the IDP Airtime Revenue Share Amount plus the IDP Solutions Revenue Share Amount paid to Inmarsat for such calendar year), within sixty (60) days of Inmarsat’s written notice under Clause 3.1 or 3.3 above, as applicable.  If ORBCOMM pays Inmarsat the applicable Shortfall Amount within such sixty (60) day period, then the relevant notice issued by Inmarsat and Inmarsat’s right to limit capacity under Clause 3.1 or to terminate the IDP Service under Clause 3.3 as a result of such Shortfall Amount, shall be deemed null and void.

3.6.	For the avoidance of doubt, Inmarsat’s service life extension obligation under Clause 3.1 of this Agreement shall be subject to the force majeure terms and conditions set forth in Clause 9.

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3.7.

In the event that the service level of the IDP Service degrades from the levels in effect as at the Effective Date, and such degradation has or would cause ORBCOMM to lose subscribers or revenue in a material respect, upon written notice from ORBCOMM to Inmarsat, the Parties shall negotiate in good faith in an attempt to resolve such issue.  If the Parties cannot reach agreement on a resolution to such issue after negotiations over a period of not less than thirty (30) days, ORBCOMM may elevate such issue to senior management of the Parties by written notice to Inmarsat.  In the event such senior management cannot resolve the issue within thirty (30) business days after the date of such notice, ORBCOMM may elect by written notice to Inmarsat, within twenty (20) business days after the end of such thirty (30) day period for discussions between senior management of each Party, to terminate exclusivity of IDP Service on Inmarsat’s network as set out in Section 4.4 of the APCA (which is set out as a Retained Provision in Schedule 1).

IDP Revenue Share

3.8.	ORBCOMM shall pay to Inmarsat in accordance with Clause 3.22 an annual sum in respect of IDP Airtime, to be calculated as follows:
(a)

for two years commencing 1January 2020, for the Top 10 Customers and their Affiliates as defined in Part B of Schedule 4, Inmarsat shall be entitled to invoice ORBCOMM for [***]% of IDP Airtime Revenues collected by ORBCOMM and its Affiliates.  In respect of IDP Airtime provided to any ORBCOMM customers other than such Top 10 Customers, Inmarsat shall continue to charge the prices shown in Schedule 5 for two (2) years commencing 1 January 2020.  The amounts paid by ORBCOMM in respect of each calendar year commencing 1 January 2020 (whether under sub-clause (a) or (b) of this Clause 3.8) shall be considered the “IDP Airtime Revenue Share Amount”); and

(b)

from 1 January 2022 ORBCOMM shall pay to Inmarsat an annual sum equal to the IDP Airtime Revenue Share Applicable Percentage of all IDP Airtime Revenues collected by ORBCOMM and its Affiliates with respect to such annual period. For clarity, the IDP Airtime Revenue Share Amount does not include IDP Solution or Dual Mode Service components sold by ORBCOMM or its Affiliates that are not considered IDP Airtime. Such revenues used to calculate the IDP Airtime Revenue Share Amount shall be reported by ORBCOMM on a monthly basis and ORBCOMM shall make the payments required under this Clause 3.8(b) to Inmarsat on a monthly basis in arrears in accordance with Clause 3.22.

3.9.

If Inmarsat offers, sells or makes available airtime pricing below the pricing based on the IDP Airtime Revenue Share Amount set forth in Clause 3.8 above (or the IDP Solutions Revenue Share Amount set forth in Clause 3.16 below), to other similarly situated IDP distributors or customers selling similar or lower volumes and in similar customer segments and geographies, then Inmarsat shall make such pricing available to ORBCOMM and its Affiliates for the relevant segments and geographies and similar or lower volumes effective from such date Inmarsat made such lower pricing available to such other similarly situated IDP distributors or customers (provided this may not extend back more than one (1) year).

3.10.

Inmarsat shall not increase pricing to ORBCOMM and its Affiliates for SLDR-1 Service so long as the IDP Airtime Revenue Share Amount plus the IDP Solutions Revenue Share Amount does not fall below US$[***](or the applicable Shortfall Amount is paid).  For the avoidance of doubt, the pricing and revenue share arrangements set forth in this Agreement for IDP Services (whether in respect of IDP Airtime or IDP Solutions) and OGX Service shall apply for the entire term of service continuity set forth in this Clause 3, irrespective of which satellites Inmarsat utilizes to provide such IDP Services and OGX Services.

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IDP Hardware

3.11.

From 1 January 2020 Inmarsat shall pay to ORBCOMM in accordance with Clause 3.22 an annual sum equal to [***]% of all IDP Airtime Revenues collected by Inmarsat and its Affiliates from customers other than ORBCOMM and its Affiliates which are enabled by the use of ORBCOMM Hardware.  Such revenues shall be reported by Inmarsat to ORBCOMM on a monthly basis and Inmarsat shall make the payments required under this Clause 3.11 to ORBCOMM in accordance with Clause 3.22.

3.12.

The Parties have agreed pricing for ORBCOMM Hardware, as set out in Schedule 3.  The Parties shall review such pricing from time to time, not less than once per calendar year during the Term, to ensure market competitiveness and that pricing for new ORBCOMM Hardware is available to Inmarsat customers pursuant to this Agreement.  Pricing for ORBCOMM Hardware to Inmarsat customers shall be no less favourable than the pricing for the same ORBCOMM Hardware sold by ORBCOMM to other ORBCOMM customers on a similar volume basis for similar market segments and geographies, provided this Clause 3.12 shall not apply to any Inmarsat customer that sells or is offering to sell IDP Services to any of the Key Customers. The Parties also agree to review pricing of ORBCOMM Hardware on a case-by-case basis where the Parties believe that special pricing is required to win new business.

3.13.

In circumstances where Inmarsat receives IDP Airtime Revenues from IDP hardware which is not ORBCOMM Hardware, Inmarsat shall pay ORBCOMM in accordance with Clause 3.22: (i) a [***]% share of the IDP Airtime Revenues (derived from such hardware for the period of five (5) years after the launch (being the date on which the first unit of such hardware is shipped for commercial sale); and (ii) a [***]% share of the derived IDP Airtime Revenues thereafter.  For the avoidance of doubt, as set forth in Clause 4.5, IDP hardware that is not ORBCOMM Hardware will not be permitted to receive OGX Service, unless otherwise approved in writing by ORBCOMM acting in its sole discretion by means of a waiver signed by ORBCOMM.

3.14.

ORBCOMM shall provide ongoing support to Inmarsat as reasonably needed to ensure a standardized type-approval process for ORBCOMM Hardware, including the use of standardized tools common to all manufacturers.

3.15.

At Inmarsat’s request, ORBCOMM shall provide engineering support to third parties developing IDP applications using ORBCOMM Hardware for providing IDP Service, subject to resource availability and reasonable confidentiality and intellectual property protection provisions, provided that if ORBCOMM reasonably determines that the revenue share payable to ORBCOMM under Clause 3.13 above resulting from such engineering support is not expected to at least cover the value of such requested support, commercially reasonable rates will be payable by Inmarsat to ORBCOMM.

IDP Solutions Pricing

3.16.

In respect of IDP Service revenues collected by ORBCOMM and its Affiliates for IDP Solutions, ORBCOMM shall make payments to Inmarsat (i) in accordance with Schedule 5 through 31 December 2021; and (ii) commencing 1 January 2022, reflecting an annual sum equal to [***]% of total IDP Solutions Revenues collected by ORBCOMM and its Affiliates with respect to such annual period (together with the Dual Mode Services Revenue Share Amount, the “IDP Solutions Revenue Share Amount”). For the avoidance of doubt, the IDP Solutions Revenue Share Amount shall exclude portions of the recurring revenue not attributable to network connectivity and application services, including amounts allocable to any hardware costs financed, warranty expense, installation services or interest expense.  Such revenues shall be reported on a monthly basis by ORBCOMM to Inmarsat and ORBCOMM shall make the payments required under this Clause 3.16 on a monthly basis in arrears in accordance with Clause 3.22.

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3.17.

The Parties acknowledge that, as at the Effective Date, Inmarsat does not offer IDP Solutions.  However, to the extent Inmarsat or any its Affiliates offers IDP Solutions during the Term (which do not include application services provided by ORBCOMM or its Affiliates), Inmarsat shall make payments to ORBCOMM reflecting an annual sum equal to [***]% of total IDP Solutions Revenues collected by Inmarsat and its Affiliates with respect to such annual period (collectively, the “Inmarsat IDP Solutions Revenue Share Amount”).  Any IDP Solutions sold by Inmarsat and its Affiliates that include application services provided by ORBCOMM or its Affiliates will have such pricing and other terms as may be agreed to in writing by the Parties.  For the avoidance of doubt, the Inmarsat IDP Solutions Revenue Share Amount shall exclude portions of the recurring revenue not attributable to network connectivity and application services, including amounts allocable to any hardware costs financed, warranty expense, installation services or interest expense.  Such revenues shall be reported on a monthly basis by Inmarsat to ORBCOMM and Inmarsat shall make the payments required under this Clause 3.16 on a monthly basis in arrears in accordance with Clause 3.22.

3.18.

In respect of revenues collected by ORBCOMM and its Affiliates for Dual Mode Services, ORBCOMM shall make payments to Inmarsat equal to the greater of (i) [***]% of total revenues collected by ORBCOMM with respect to each subscriber of Dual Mode Services per month; and (ii) USD$[***] per Dual Mode Service subscription per month (collectively, the “Dual Mode Services Revenue Share Amount”).  For the avoidance of doubt, the Dual Mode Services Revenue Share Amount shall exclude portions of the recurring revenue not attributable to network connectivity, including amounts allocable to any hardware costs financed, warranty expense, installation services or interest expense.  Such revenues shall be reported on a monthly basis by ORBCOMM to Inmarsat and ORBCOMM shall make the payments required under this Clause 3.16 on a monthly basis in arrears in accordance with Clause 3.22.

Commission

3.19.

Subject to Clause 3.20, if Inmarsat (or any Inmarsat Affiliate) or an Inmarsat customer sells IDP Services to (a) any of ORBCOMM’s Key Customers after the Effective Date; or (b) any terminals fielded as of the Effective Date that have received IDP Services or SLDR-1 Service from ORBCOMM or its Affiliates, Inmarsat shall identify, or shall procure, at its own expense, an independent accounting firm to identify, IDP Service revenues associated with such Key Customers and terminals, as applicable, and shall pay to ORBCOMM a commission equal to [***]% of the total amount of such revenues calculated on an annual basis.  Such revenues shall be reported on an annual basis by Inmarsat to ORBCOMM and Inmarsat shall make the payments required under this Clause 3.19 on an annual basis in arrears in accordance with Clause 3.22.

3.20.

Clause 3.19 will not apply in respect of any calendar year during which: (i) the IDP Airtime Revenue Share Amount plus the IDP Solutions Revenue Share Amount falls below $[***]; and (ii) ORBCOMM elects not to pay Inmarsat the applicable Shortfall Amount pursuant to Clause 3.5.

Audit

3.21.

During the Term of this Agreement and for six (6) months thereafter, each Party may demand, no more than once per calendar year, to direct an independent accounting firm (subject to such firm entering into a confidentiality agreement with the other Party) to audit the books and records of the other Party, during normal business hours and in a manner which does not disrupt the Party’s normal business operations, for the purpose of determining such Party’s compliance with its payment obligations under this Agreement, provided always that for the purpose of ensuring commercial confidentiality, such audit shall not identify individually revenue earned by any customer of a Party.  Each Party shall bear their own costs in respect of any such audit.  Any audit shall be subject to the reasonable security and confidentiality requirements of the other Party.

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Payment Terms

3.22.

In respect of any payment due to be made by a Party to the other Party under this Agreement, the Party due to receive the payment shall issue an invoice to the other Party electronically to an email address that has been designated for the purpose of receiving invoices which email shall be sent on the same day of such invoice. Each invoice shall be due for payment (the “Payment Due Date”) [***] after the date of the invoice by the owing Party.  Where a Payment Due Date falls on a day other than a Business Day, payment shall be made by the last Business Day immediately after the Payment Due Date (unless the Payment Due Date is on the last day of the month in which case payment shall be made on the last Business Day immediately before the Payment Due Date.

3.23.	The Parties may, but are not required to, agree to net off payments due to each other resulting in a single balancing payment to be made each month.
3.24.

The currency for payments made under this Agreement is US Dollars.  Any payment to be made under this Agreement shall be made by electronic funds transfer directly to the bank account designated in the applicable invoice. The paying Party shall be solely responsible for the costs associated with such electronic fund transfers.  Each Party shall provide the necessary usage data necessary for the other Party to calculate the invoice to be issued.

3.25.

Either Party may dispute the charges set out in an invoice in good faith by notifying the other Party as soon as possible but no later than the Payment Due Date, and may withhold payment of the disputed amount.  Any such notice shall be in writing and shall include the reasons for the dispute.  The disputing Party shall pay the undisputed amount of any invoice by the Payment Due Date.

3.26.

If a Party fails to pay an invoice that is not the subject of a good faith dispute by the Payment Due Date, the other Party may charge interest at a rate the three (3) month US dollar London Inter‑Bank Offer Rate (LIBOR) (fixed by the British Bankers Association on the Payment Due Date) (“LIBOR Rate”) or, if the LIBOR Rate is no longer available, the effective federal funds rate published by the Federal Reserve Bank of New York at close of business on the Payment Due Date, in each case plus [***] percentage points per annum. Such interest shall accrue on a daily basis from the date following the Payment Due Date until actual payment of the overdue amount, whether before or after judgment.

3.27.

If a Party fails to pay an invoice that is not the subject of a good faith dispute by the Payment Due Date, the other Party may issue written notice to the paying Party specifying the breach. If payment is not made within [***] days of such notice, the Party due to receive the payment may issue a notice of intention to terminate if payment is not made within [***] days after such notice.  If payment of amounts due (other than amounts subject to a good faith dispute) is not made [***] days of the date of the notice of intention to terminate, the Party due to receive the payment may immediately terminate this Agreement on notice.

3.28.

In the event this Agreement is terminated pursuant to Clause 3.27, the owing Party shall have [***] days after the effective date of such termination to pay the applicable overdue amounts and, upon the payment of such amounts within such [***] days, this Agreement shall be reinstated in full force and effect as of the date of such payment; provided that this Agreement may be reinstated once only and any further termination for non-payment under Clause 3.28shall be final.  Upon a final termination pursuant to Clause 3.28, the terms of Clause 8 shall apply.

3.29.	Except as provided in Clause 3.30, each Party shall be liable for its own Taxes imposed on, or in respect of, any payment it makes or receives pursuant to this Agreement.
3.30.	If the country in which a payor Party is resident or from which it makes payment under this Agreement imposes a Tax including withholding tax on (or value added or similar taxes are incurred as to) a

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payment to a payee Party hereunder, the payor Party shall be responsible for and bear such Tax and indemnify the other Party from and against such Tax.  If any Tax becomes payable by either Party in respect of any sale and provision by such Party of IDP Airtime or OGX Airtime, as applicable, to a third party customer, which Tax is imposed by the country in which such customer is resident or operates its business and would not have been incurred in the absence of such sale and provision to such customer, such Tax shall be for the account of the selling Party and the selling Party shall indemnify the other Party from and against such Tax.  The Parties shall cooperate with each other in order to minimize any applicable Tax.

3.31.

For the avoidance of doubt, the Parties agree that any revenues collected by any of their Affiliates in respect of any service or offering which is the subject of a revenue share or other payment arrangement under this Agreement shall be deemed to be collected by the relevant Party and included in the calculation of revenues received by that Party from the relevant service or offering.

4.	OGX
4.1.	The Parties acknowledge that ORBCOMM is developing the OGX Service.
4.2.

The Parties agree that the OGX Service is an ORBCOMM proprietary service, and that ORBCOMM shall retain all ownership of and rights in: (i) the Intellectual Property rights in the OGX Service; and (ii) except with respect to any technology, equipment, facilities, systems, resources or services provided by Inmarsat to ORBCOMM pursuant to the Operational Services Agreement or the license to the Inmarsat Background Intellectual Property as provided at Clause 4.3, any technology, equipment, facilities, systems, personnel, procedures, services and other resources procured or utilized by ORBCOMM in connection with performing the OGX Service.  Upon ORBCOMM’s request and at ORBCOMM’s cost for third party expenses, Inmarsat shall take such steps and shall execute such documentation as may be required to transfer or perfect ORBCOMM’s proprietary interests as set out in this Clause 4.2.  Inmarsat shall not attempt to reverse compile, disassemble or reverse engineer, or copy or otherwise reproduce, in whole or in part, the OGX Service or any technology or other elements comprising the OGX Service.

4.3.

Inmarsat hereby grants to ORBCOMM a limited, non-exclusive, worldwide, perpetual, irrevocable, royalty-free, non-sub licensable (except to ORBCOMM Affiliates) license to Inmarsat Background Intellectual Property as needed for the purpose of ORBCOMM’s development or operation of the OGX Service and as needed for the purpose of ORBCOMM’s performance of its obligations under this Agreement.

4.4.

“Inmarsat Background Intellectual Property” means any Intellectual Property that is: (i) owned or in-licensed by Inmarsat prior to the Effective Date, including the Intellectual Property rights transferred by ORBCOMM to Inmarsat pursuant to Section 2.2 of the APCA; (ii) owned or in-licensed by Inmarsat after the Effective Date and not discovered, made, created, generated, developed, written, conceived or first reduced to practice by Inmarsat, or on its behalf, individually or jointly, in the course of, arising out of, or as a result of the performance of this Agreement; or (iii) discovered, made, created, generated, developed, written, conceived or first reduced to practice by Inmarsat, or on its behalf, individually or jointly, in the course of, arising out of, or as a result of the performance of this Agreement based on or incorporating Intellectual Property that is owned or in-licensed by Inmarsat prior to the Effective Date.

4.5.

Notwithstanding Clause 4.1, ORBCOMM agrees to make the OGX Service available to Inmarsat for Inmarsat to resell to its customers on non-discriminatory pricing and other terms and conditions against those offered to other similarly situated OGX Service distributors in similar customer segments and geographies.  Inmarsat acknowledges and agrees that it will not resell or make available OGX Service

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to any customer where such customer would be using a terminal that is not ORBCOMM Hardware in order to receive such OGX Service, unless otherwise approved in writing by ORBCOMM acting in its sole discretion by means of a waiver signed by ORBCOMM.

4.6.

ORBCOMM anticipates that the OGX Service will be Commercially Available two years after the Effective Date.  If ORBCOMM becomes aware that there will be delay in launching the OGX Service, it will promptly notify Inmarsat including the revised anticipated launch date.

4.7.

For the purpose of this Agreement, the OGX Service will be deemed to be “Commercially Available” on the earlier of the date (A) when all of the following conditions have been met: (i) when ORBCOMM begins to earn revenues from the high data rate or low power OGX Service; (ii) the Operational Services Agreement has been entered into; and (iii) Inmarsat first provides the baseline capacity on a global basis as set out in paragraph 4.10 of Schedule 6 – Technical Annex; or (B) that is six months after Inmarsat first provides the baseline capacity on a global basis as set out in paragraph 4.10 of Schedule 6 – Technical Annex; provided that the Operational Services Agreement has been entered into prior to the expiration of such six month period.

4.8.	On the date that is one (1) year following the date that the OGX Service becomes Commercially Available, the following amendments to this Agreement shall take effect:
(a)	The definition of “Dual Mode Services” shall be deleted and replaced with the following definition:

“Dual Mode Services” means service offerings that combine (i) two or more modes of connectivity provided by ORBCOMM or its Affiliates in which the IDP Service or OGX Service is the back-up mode of communication, including (x) IDP or OGX satellite airtime and cellular airtime services; or (ii) IDP or OGX satellite airtime and ORBCOMM’s VHF satellite airtime services.”

(b)	the definition of “IDP Airtime” shall be deleted and replaced with the following definition:

“Airtime” means Network Services using: (i) IDP Service other than through an IDP Solution or Dual Mode Service; and/or (ii) OGX Service other than through an OGX Solution or Dual Mode Service.

(c)	all references in this Agreement to “IDP Airtime” shall be deleted and replaced with “Airtime”;
(d)	the definition of “IDP Airtime Revenue” shall be deleted and replaced with the following definition:

“Airtime Revenue” means IDP Airtime Revenues and OGX Airtime Revenues.

(e)	all references in this Agreement to “IDP Airtime Revenues” shall be deleted and replaced with “Airtime Revenues”;
(f)	the definition of “IDP Airtime Revenue Share Amount” shall be deleted and replaced with the following definition:

“Airtime Revenue Share Amount” has the meaning set out in Clause 3.8(a).

(g)	all references in this Agreement to “IDP Airtime Revenue Share Amount” shall be deleted and replaced with “Airtime Revenue Share Amount”;
(h)	the definition of “IDP Airtime Revenue Share Applicable Percentage” shall be deleted and replaced with the following definition:

“Airtime Revenue Share Applicable Percentage” means [***] percent ([***%).

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(i)	all references in this Agreement to “IDP Airtime Revenue Share Applicable Percentage” shall be deleted and replaced with “Airtime Revenue Share Applicable Percentage”;
(j)	the definition of “IDP Solutions Revenue Share Amount” shall be deleted and replaced with the following definition:

“Solutions Revenue Share Amount” has the meaning set out in Clause 3.16.

(k)	all references in this Agreement to “IDP Solutions Revenue Share Amount” shall be deleted and replaced with “Solutions Revenue Share Amount”;
(l)	the definition of “IDP Solutions Revenues” shall be deleted and replaced with the following definition:

“Solutions Revenues” means recurring service revenue in respect of IDP Solutions and OGX Solutions calculated in accordance with Clause 3.16 below.

(m)	all references in this Agreement to “IDP Solutions Revenues” shall be deleted and replaced with “Solutions Revenues”;
(n)	the following definitions shall be added to this Agreement:

“OGX Solutions” means service offerings that combine both OGX satellite airtime and application services provided by ORBCOMM or one of its Affiliates (typically for sale to end users) but excludes Dual Mode Services.

(o)	Clause 3.1 of this Agreement shall be amended as follows:

“Subject to Clause 3.3 and 4.12, Inmarsat shall provide the IDP Service and/or the OGX Service (as applicable) to ORBCOMM and its Affiliates through at least 1 December 2035, to meet ORBCOMM and its Affiliates’ capacity requirements for IDP Services and/or OGX Services, as applicable, in accordance with the SLA, existing as of the Effective Date and, with respect to future requirements, in accordance with Section 4.3 of the APCA (which is set out as Retained Provision in Schedule 1).  Commencing on or after 1 December 2032, Inmarsat shall be entitled to terminate the ~~IDP Service~~ OGX Service on no less than three (3) years’ prior written notice to ORBCOMM (such notice not to be issued prior to 1 January 2032) of the withdrawal of ~~IDP~~ OGX from service (i.e., no further use by Inmarsat).  If the ~~IDP~~ Airtime Revenue Share Amount plus the ~~IDP~~ Solutions Revenue Share Amount falls below US$[***] in any given calendar year commencing in 2020, Inmarsat shall be entitled to limit the capacity allocation for IDP Service and OGX Service ~~(once Commercially Available)~~ furnished to ORBCOMM and its Affiliates to the levels provided as at the Effective Date, with respect to IDP Service, and to the levels provided as of the OGX Revenue Share Conversion Date, with respect to OGX Service, on no less than six months’ prior written notice to ORBCOMM.”

(p)	Clause 3.4 of this Agreement shall be amended as follows:

“3.4 For so long as Inmarsat makes the IDP Service and/or the OGX Service globally available to ORBCOMM on its network, ORBCOMM shall not make the IDP Service or the OGX Service (as applicable) available on any other satellite network except as permitted pursuant to the Retained Provisions.”

(q)	Clause 3.7 of this Agreement shall be amended as follows:

“In the event that the service level of the IDP Service or the OGX Service degrades from the levels in effect as at the Effective Date, with respect to IDP Service, and to the levels provided as of the OGX Revenue Share Conversion Date, with respect to OGX Service, and such

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degradation has or would cause ORBCOMM to lose subscribers or revenue in a material respect, upon written notice from ORBCOMM to Inmarsat, the Parties shall negotiate in good faith in an attempt to resolve such issue.  If the Parties cannot reach agreement on a resolution to such issue after negotiations over a period of not less than thirty (30) days, ORBCOMM may elevate such issue to senior management of the Parties by written notice to Inmarsat.  In the event such senior management cannot resolve the issue within thirty (30) business days after the date of such notice, ORBCOMM may elect by written notice to Inmarsat, within twenty (20) business days after the end of such thirty (30) day period for discussions between senior management of each Party, to terminate exclusivity of IDP Service on Inmarsat’s network as set out in Section 4.4 of the APCA (which is set out as a Retained Provision in Schedule 1).”

(r)	Clause 3.8 of this Agreement shall be amended as follows:

“~~IDP~~ Revenue Share

3.8	ORBCOMM shall pay to Inmarsat in accordance with Clause 3.22an annual sum in respect to ~~IDP~~ Airtime to be calculated as follows:
a)

for two years commencing 1January 2020, for the Top 10 Customers and their Affiliates as defined in Part B of Schedule 4, Inmarsat shall be entitled to invoice ORBCOMM for [***]% of ~~IDP~~ Airtime Revenues collected by ORBCOMM and its Affiliates.   In respect of ~~IDP~~ Airtime provided to any ORBCOMM customers other than such Top 10 Customers Inmarsat shall continue to charge the prices shown in Schedule 5 for two (2) years commencing 1 January 2020.  The amounts paid by ORBCOMM in respect to each calendar year commencing 1 January 2020 (whether under sub-clause (a) or (b) of this Clause 3.8) shall be considered the “~~IDP~~ Airtime Revenue Share Amount”; and

b)

from 1 January 2022 ORBCOMM shall pay to Inmarsat an annual sum equal to the ~~IDP~~ Airtime Revenue Share Applicable Percentage of all ~~IDP~~ Airtime Revenues collected by ORBCOMM and its Affiliates with respect to such annual period. For clarity, the ~~IDP~~ Airtime Revenue Share Amount does not include IDP Solution, OGX Solution or Dual Mode Service components sold by ORBCOMM or its Affiliates that are not considered IDP Airtime or OGX Airtime. Such revenues used to calculate the ~~IDP~~ Airtime Revenue Share Amount shall be reported by ORBCOMM on a monthly basis and ORBCOMM shall make the payments required under this Clause 3.8(b) to Inmarsat on a monthly basis in arrears in accordance with Clause 3.22.”

(s)	Clause 3.9 of this Agreement shall be amended as follows:

If Inmarsat offers, sells or makes available airtime pricing below the pricing based on the ~~IDP~~ Airtime Revenue Share Amount set forth in Clause 3.8 above (or the ~~IDP~~ Solutions Revenue Share Amount set forth in Clause 3.15 below), to other similarly situated  IDP or OGX distributors or customers selling similar or lower volumes and in similar customer segments and geographies, then Inmarsat shall make such pricing available to ORBCOMM and its Affiliates for the relevant segments and geographies and similar or lower volumes effective from such date Inmarsat made such lower pricing available to such other similarly situated  IDP or OGX distributors or customers (provided this may not extend back more than one (1) year).

(t)	Clause 3.11of this Agreement shall be amended as follows:

“3.11 From the date that is one (1) year after OGX Service becomes Commercially Available, Inmarsat shall pay to ORBCOMM an annual sum equal to [***]% of all ~~IDP~~ Airtime Revenues collected by Inmarsat and its Affiliates from customers other than ORBCOMM and its Affiliates.

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Such revenues shall be reported by Inmarsat to ORBCOMM on a monthly basis and Inmarsat shall make the payments required under this Clause 3.10 to ORBCOMM on a monthly basis in arrears in accordance with Clause 3.19.”

(u)	Clause 3.12 of this Agreement shall be amended as follows:

“3.12 The Parties have agreed pricing for ORBCOMM Hardware, as set out in Schedule 3.  The Parties shall review such pricing from time to time, not less than once per calendar year during the Term, to ensure market competitiveness and that pricing for new ORBCOMM Hardware, is available to Inmarsat customers pursuant to this Agreement.  Pricing for ORBCOMM Hardware to Inmarsat customers shall be no less favourable than the pricing for the same ORBCOMM Hardware sold by ORBCOMM to other ORBCOMM customers on a similar volume basis for similar market segments and geographies, provided this Clause 3.12shall not apply to any Inmarsat customer that sells or is offering to sell IDP Services or OGX Services to any of the Key Customers. The Parties also agree to review pricing of ORBCOMM Hardware on a case-by-case basis where the Parties believe that special pricing is required to win new business.”

(v)	Clause 3.13 of this Agreement shall be deleted in its entirety and replaced with the below:

“3.13 In circumstances where Inmarsat receives ~~IDP~~ Airtime Revenues from ~~IDP~~ hardware which is not ORBCOMM Hardware (as approved in writing by ORBCOMM in its sole discretion with respect to OGX Service from hardware which is not ORBCOMM Hardware), Inmarsat shall pay ORBCOMM in accordance with Clause 3.19: (i) a [***]% share of the ~~IDP~~ Airtime Revenues derived from such hardware for the period of five (5) years after the launch (being the date on which the first unit of such hardware is shipped for commercial sale); and (ii) a [***]% share of the derived ~~IDP~~ Airtime Revenues thereafter.  For the avoidance of doubt, as set forth in Clause 4.2, ~~IDP~~ hardware that is not ORBCOMM Hardware will not be permitted to receive OGX Service, unless otherwise approved in writing by ORBCOMM acting in its sole discretion by means of a waiver signed by ORBCOMM.”

(w)	Clause 3.16 of this Agreement shall be amended as follows:

“IDP Solutions Pricing

“3.16 In respect of IDP service and OGX revenues collected by ORBCOMM and its Affiliates for IDP Solutions and OGX Solutions, ORBCOMM shall make payments to Inmarsat: (i) in accordance with Schedule 5 through 31 December 2021; and (ii) commencing 1 January 2022, reflecting an annual sum equal to [***]% of total ~~IDP~~ Solutions Revenues collected by ORBCOMM and is Affiliates with respect to such annual period (collectively with the Dual Mode Services Revenue Share Amount, the “~~IDP~~ Solutions Revenue Share Amount”). For the avoidance of doubt, the ~~IDP~~ Solutions Revenue Share Amount shall exclude portions of the recurring revenue not attributable to network connectivity and application services, including amounts allocable to any hardware costs financed, warranty expense, installation services or interest expense. Such revenues shall be reported on a monthly basis by ORBCOMM to Inmarsat and ORBCOMM shall make the payments required under this Clause 3.16on a monthly basis in arrears in accordance with Clause 3.22.

(x)	Clause 3.19of this Agreement shall be amended as follows:

“Commission

3.19 Subject to Clause 3.20 if Inmarsat (or any Inmarsat Affiliate) or an Inmarsat customer sells IDP Services or OGX Services to (a) any of ORBCOMM’S Key Customers after the Effective Date; or (b) any terminals fielded as of the Effective Date that have received IDP Services or OGX

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Services from ORBCOMM or its Affiliates, Inmarsat shall identify, or shall procure, at its own expense, an independent accounting firm to identify, IDP Service and OGX Service revenues associated with such Key Customers and terminals, as applicable, and shall pay to ORBCOMM a commission equal to [***]% of the total amount of such revenues calculated on an annual basis.  Such revenues shall be reported on an annual basis by Inmarsat to ORBCOMM and Inmarsat shall make the payments required under this Clause 3.16 on an annual basis in arrears in accordance with Clause 3.19.

4.9.

Inmarsat shall meet ORBCOMM and its Affiliates’ global satellite capacity requirements for OGX Services at such level existing as of the OGX Revenue Share Conversion Date, as measured on a global basis in accordance with Schedule 6 – Technical Annex (the “Minimum ORBCOMM OGX Satellite Capacity Level”).  With respect to future requirements in excess of the Minimum ORBCOMM OGX Satellite Capacity Level, Inmarsat shall meet ORBCOMM and its Affiliates’ global satellite capacity requirements at such level as established in accordance with and subject to Clause 4.10.

4.10.

Upon ORBCOMM’s request, Inmarsat shall use reasonable efforts to allocate to OGX Service additional satellite capacity to meet ORBCOMM and its Affiliates’ requirements in excess of the Minimum ORBCOMM OGX Satellite Capacity Level, in which case the following terms shall apply:

(a)

If Inmarsat allocates, pursuant to one or more requests by ORBCOMM, additional satellite capacity in excess of the Minimum ORBCOMM OGX Satellite Capacity Level, the then-applicable thresholds referenced in Clauses 3.1, 3.3 and 3.5 of this Agreement (i.e., with respect to the sum of the Airtime Revenue Share Amount and the Solutions Revenue Share Amount) shall each be increased by an additional US$[***] upon each incremental increase of [***]% of the Minimum ORBCOMM OGX Satellite Capacity Level (as measured on a global basis in accordance with Schedule 6 – Technical Annex); provided that, in each case, the calculation of such threshold amounts shall include all revenue amounts received by Inmarsat from all sources in respect of both Airtime and Solutions.

(b)

Solely for illustrative purposes: (i) if ORBCOMM requests additional satellite capacity in excess of the Minimum ORBCOMM OGX Satellite Capacity Level and such request is ORBCOMM’s first such request and reflects an amount of additional satellite capacity equal to [***]% of the Minimum ORBCOMM OGX Satellite Capacity Level, the US$[***] thresholds referenced in Clauses 3.1, 3.3 and 3.5of this Agreement would each remain unchanged; (ii) if ORBCOMM subsequently makes another request for additional satellite capacity and such request reflects an amount of additional satellite capacity equal to [***]% of the Minimum ORBCOMM OGX Satellite Capacity Level (producing a total amount of additional satellite capacity equal to [***]% of the Minimum ORBCOMM OGX Satellite Capacity Level), the US$[***] thresholds referenced in Clauses 3.1, 3.3 and 3.5 of this Agreement would each be adjusted to US$[***]; and (iii) if over time ORBCOMM subsequently makes further requests for additional satellite capacity and such requests reflect an amount of additional satellite capacity equal to [***]% of the Minimum ORBCOMM OGX Satellite Capacity Level (producing a total amount of satellite capacity equal to [***]% in excess of the Minimum ORBCOMM OGX Satellite Capacity Level), the applicable thresholds referenced in Clauses 3.1, 3.3 and 3.5 of this Agreement would increase to US$[***] (incrementally $[***] for each increment of [***]% additional capacity in excess of the Minimum ORBCOMM OGX Satellite Capacity).

4.11.

For the avoidance of doubt, satellite capacity used by any party other than ORBCOMM and its Affiliates shall be excluded from calculation of the Minimum ORBCOMM OGX Satellite Capacity Level and from any future satellite capacity usage calculation with respect to ORBCOMM and its Affiliates required for the purpose of this Agreement.

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4.12.

Subject to Inmarsat’s obligations to provide capacity for the OGX Service set out in this Clause 4, on or after the OGX Revenue Share Conversion Date, Inmarsat shall be entitled, in its sole discretion, to terminate the IDP Service (leaving OGX Service in place) on no less than three (3) years prior written notice to ORBCOMM of the withdrawal of IDP from service (i.e. no further use of IDP Service by Inmarsat or third parties) which notice may not be delivered by Inmarsat before the OGX Revenue Share Conversion Date.

5.	OPERATIONAL SERVICES AGREEMENT
5.1.

Promptly following the Effective Date, the Parties agree to enter into good faith negotiations for an operational and engineering support services contract, to be entered into within 180 days after the Effective Date, pursuant to which ORBCOMM will operate and support the IDP network and Inmarsat will provide support to allow ORBCOMM to operate and support the IDP Network and develop, launch, operate and support the OGX network (“Operational Services Agreement”).  The Operational Services Agreement shall include, at a minimum, the key principles set out in Part A of Schedule 6 – Technical Annex.

6.	Limitation of Liability
6.1.

Subject to Clause 6.2, neither Party shall be liable on any basis, whether in tort (including negligence), breach of contract, breach of statutory duty, misrepresentation or otherwise, for any indirect or consequential loss or damage arising under this Agreement, including loss of profit, loss of goodwill, business or business opportunity, anticipated saving or any other indirect or consequential loss or damage arising under or in connection with this Agreement.

6.2.

Nothing in this Agreement shall exclude or limit a Party's liability for: (a) death or personal injury to the extent resulting from its negligence; (b) that Party's fraud or fraudulent misrepresentation or intentional breach; or (c) any loss, liability or cost to the extent that it cannot be excluded or limited by law.

6.3.

Except as set out in this Agreement, all conditions, warranties, terms and undertakings, express or implied, statutory or otherwise, in respect of goods or services provided under this Agreement are excluded to the fullest extent permitted by law.

6.4.

Subject to Clause 6.2 and excluding each Party’s payment obligations, the aggregate liability of each Party (and its Affiliates) to the other Party (and its Affiliates) under or in connection with this Agreement, whether in tort (including negligence), breach of contract, breach of statutory duty, misrepresentation or otherwise, shall at all times be limited to US$[***].

7.	Commencement, Duration and Termination
7.1.

This Agreement begins on the Effective Date and, unless terminated in accordance with its terms, shall continue until the IDP Service and/or OGX Service is withdrawn from service in accordance with Clause 3 of this Agreement.

7.2.	Either Party (the "Initiating Party") may terminate this Agreement in whole or in part by notice in writing to the other Party (the "Breaching Party") only under the following circumstances:
(a)

a material breach of this Agreement by the Breaching Party which the Breaching Party fails to remedy within sixty (60) days after receipt of notice of the breach from the Initiating Party, with such termination effective as of the expiration of such sixty (60) cure period; or

(b)	immediately on notice upon the dissolution or liquidation of the Breaching Party as a result of insolvency; or
(c)	pursuant to Clause 3.27.

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7.3.	Either Party (the "Initiating Party") may terminate this Agreement in whole or in part by notice in writing to pursuant to Clause 3.1, subject to Clauses 3.3 and 3.5.
7.4.	Either Party may terminate this Agreement in case of a Force Majeure Event in accordance with the provisions of Clause 9.3.
8.	Consequences of Termination
8.1.	Termination of this Agreement shall not affect a Party's accrued rights and obligations as at the date of termination.
8.2.

In case of termination of this Agreement, each Party's further rights and obligations hereunder shall cease immediately as of the date of termination, except that the provisions of Clauses 1, 3.21 to 3.31, 4.2 to 4.4, 6, 7, 8, 9, 10, 11 and 12  , shall survive termination, as shall those other Clauses the survival of which is necessary for the interpretation or enforcement of this Agreement.

8.3.

In the event of termination of this Agreement, each Party may invoice all amounts accrued and owed by the other Party under this Agreement as of the date of termination, which amounts shall become immediately due and payable, together with any interest accrued pursuant to the terms of this Agreement.

8.4.

Upon termination of this Agreement, each Party shall, at the instruction of the other Party, return to the other Party or destroy all material containing any Confidential Information of the other Party.

9.	Force Majeure
9.1.

A Party shall not be liable to the other by reason of any delay or failure in performance of any of its obligations under this Agreement, except for payment obligations, if and to the extent that such delay or failure arises out of an event or circumstance that is beyond the reasonable control and without the fault or negligence of such Party, including any act of God or of the public enemy, act of any local, county, state, federal or other governmental authority in its sovereign capacity (other than due or in response to any act or omission of such Party), adverse weather conditions (including but not limited to solar flares or sun outages with respect to satellite transmission interference), sabotage, terrorism, strike or other labour disturbance, or externally caused transmission failure or satellite failure or satellite launch failure or delay (a “Force Majeure Event”), provided that, upon becoming aware of a Force Majeure Event that will or is likely to impact its performance hereunder, such Party provides written notice thereof to the other Party as soon as possible and makes reasonable efforts to mitigate the impact of any associated delay or failure in performance caused by such Force Majeure Event.

9.2.

Any written notice referred to in Clause 9.1 shall include a detailed description of the obligations known to be affected by the relevant Force Majeure Event, as well as a proposed work-around plan that: (a) sets forth the affected Party's reasonable efforts to mitigate the effect of such Force Majeure Event and includes a schedule for such mitigation; and (b) contains sufficient detail for the other Party to be able to evaluate such plan.  If appropriate, such work-around plan shall provide for the use of work-around schedules, payment of expedited fees, twenty-four (24) hour operations and alternate subcontractors or suppliers, as applicable. During the pendency of such Force Majeure Event, the affected Party shall communicate promptly to the other Party any meaningful developments regarding such Force Majeure Event.

9.3.

In case of a Force Majeure Event that causes a delay or failure in the performance by a Party (the “Affected Party”) of any of its obligations under this Agreement and continues for more than twelve-four (12) months measured from after the day on which the Force Majeure Event starts, the other Party may terminate this Agreement in whole by giving not less than thirty (30) days' prior written notice to the Affected Party.

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10.	Confidentiality and Publicity
10.1.	The Parties acknowledge and agree that they shall not disclose, directly or indirectly, the Confidential Information of the other Party to any other person, except in the following instances:
(a)

Confidential Information may be disclosed to the Parties’ respective Affiliates, directors, officers, employees, agents, auditors, attorneys, financing sources and other advisors and representatives who have a need to know the information, provided that such persons are aware of the confidential nature of such information and subject to contractual or professional obligations to safeguard the confidentiality of such information on terms at least as restrictive as those under this Agreement; and

(b)

Confidential Information may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by regulatory authorities with jurisdiction  over the disclosing Party, including disclosure requirements of the U.S. Securities and Exchange Commission or any other applicable stock exchange disclosure requirements anywhere in the world, in any which case the disclosing Party, to the extent permitted by applicable law, shall to inform the other Party promptly thereof prior to disclosing and accommodate the reasonable instructions of the other Party to make such representations or appeals to object to the disclosure or redact sensitive information prior to disclosure.

10.2.

Each Party shall not, without the prior written approval of the other Party in each instance: (a) use the name, trade name, trademarks, service marks or logos of the other Party in any publicity releases, news releases, press releases, product packaging, signage, stationary, print literature, advertising or websites; or (b) represent (directly or indirectly) that any product or service offered by the first Party has been approved or endorsed by the other Party, or that the other Party is a client of the first Party.

11.	Governing Law and Dispute Resolution
11.1.

This Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law. Any right to trial by jury with respect to any claim or action arising out of this Agreement is hereby irrevocably waived.

11.2.

Prior to resolution of any dispute by arbitration pursuant to Clause 11.3 the Parties shall first apply all reasonable efforts to resolve such dispute amicably through good faith discussions among the senior management of the Parties.  If the Parties do not resolve such dispute to each Party’s satisfaction within fifteen (15) days after notice of the relevant dispute is provided by either Party to the other Party (or such longer period as the Parties may mutually agree), then either Party may initiate arbitration in accordance with Clause 11.3.

11.3.

Any dispute, controversy or claim arising out of or relating to this Agreement, or breach, termination or invalidity thereof shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration (“LCIA”) in force at the time (the “Rules”).  The appointing authority shall be the LCIA.  Unless otherwise agreed by the parties, the number of arbitrators shall be three (3) (of whom each party shall select one (1), with the third to be agreed upon by the other two (2) arbitrators).  The language of the arbitration shall be English and the place of arbitration shall be London or such other locations as mutually agreed.  Any arbitration award rendered in accordance with this section shall be final and binding on the parties.  The Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority, insofar as such waiver may be validly made.

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11.4.

Notwithstanding Article 25.3 of the Rules or the terms of any other provision of the Rules, either Party may apply to any court or other judicial authority of competent jurisdiction for interim or conservatory measures at any stage prior to, or after, the commencement of an arbitration under Clause 11.3.

11.5.	Each Party irrevocably:
(a)

consents generally in accordance with the State Immunity Act 1978 to relief being given against it in England or any other jurisdiction by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property being subject to any process for the enforcement of a judgment or any process effected in the course or as a result of any action rem; and

(b)

waives and agrees not to claim any immunity from suits and proceedings (including actions in rem) in England or any other jurisdiction and from all forms of execution, enforcement or attachment to which it or its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws, and in particular the United States Sovereign Immunities Act of 1976.

11.6.	Each Party irrevocably waives any objections to the jurisdiction of any courts referred to in this Clause 11.
12.	General
12.1.	Counterparts: This Agreement may be executed by facsimile or electronic signatures in several counterparts, which shall be accepted as if such signatures were original execution signatures.
12.2.

Entire Agreement:  Subject to Clause 2, this Agreement embodies the entire agreement and understanding of the Parties with respect to its subject matter, and supersedes any other agreements or understandings between the Parties with respect to the same.

12.3.

Order of Precedence:  In the event of any inconsistency between the terms and conditions set forth in this Agreement (or any Schedule hereto) and the terms and conditions set forth in any other existing agreement between Inmarsat and ORBCOMM (or any of their Affiliates) the terms and conditions set forth in this Agreement (or any such attachment hereto, as applicable) shall prevail.

12.4.	Amendment: No amendment of this Agreement shall be valid unless in writing and signed by an authorized representative of each Party, as designated by each Party from time to time.
12.5.

Assignment:  Neither Party shall assign this Agreement, or any amounts payable pursuant to this Agreement, without the prior consent of the other; provided, however, that a Party may assign this Agreement (in whole or in part) to: (1) an entity acquiring all or substantially all of the assets of such Party; (2) the successor in any merger involving such Party; or (3) an Affiliate of such Party.  This Agreement shall be binding upon the successors and permitted assigns of the Parties.

12.6.

Good Faith and Fair Dealing:  Except where explicitly stated otherwise (e.g., use of “sole discretion”), the performance of all obligations and exercise of all rights by each Party shall be governed by the principle of good faith and fair dealing.

12.7.

Independent Contractor:  Each Party is an independent contractor of the other.  Officers, directors, employees, personnel, agents and contractors retained by or on behalf of a Party, as applicable, to perform such Party’s obligations under this Agreement shall at all times be under the retaining Party’s exclusive direction and control and shall in no way be deemed to be an employee, agent or contractor of the other Party.

12.8.	Notices: All notices, consents, approvals, agreements, authorizations, acceptances, rejections and waivers under this Agreement shall be in writing and shall be deemed given when: (1) delivered by

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hand to the applicable Party at the address specified; (2) received by that addressee at that address by certified mail, return receipt requested, with postage fully prepaid; or (3) for those items the Parties agree may be communicated via email, the person specified at the e-mail address specified has acknowledged or confirmed receipt thereof.  The Parties may change the address or person for notification upon ten (10) days’ notice to the other.  The initial notification information for each Party is:

For ORBCOMM:

ORBCOMM Inc.

395 W. Passaic Street, Suite 325

Rochelle Park, New Jersey 07662

Attn: Chief Executive Officer

with a copy to:

ORBCOMM Inc.

395 W. Passaic Street, Suite 325

Rochelle Park, New Jersey 07662

Attn: General Counsel

For Inmarsat:

INMARSAT Global Limited

99 City Road

London

EC1Y 1AX

United Kingdom

Attn: President, Inmarsat Enterprise

with a copy to:

INMARSAT Global Limited

99 City Road

London

EC1Y 1AX

United Kingdom

Attn: General Counsel

12.9.

Remedies Cumulative.  No specific remedy under this Agreement shall limit a Party’s right to exercise all other remedies available to such Party under law, in equity or under this Agreement, and all such remedies shall be cumulative.

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12.10.

Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law or otherwise unenforceable, then the remaining provisions of this Agreement shall remain in full force and effect, except to the extent such remaining provisions are not capable of substantial performance as a result of such holding.

12.11.

Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties, SkyWave and their permitted assigns and each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties and their permitted assigns.

12.12.

Waiver.  No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power.  A waiver by any Party of any breach or obligation shall not be construed to be a waiver of any succeeding breach or any other obligation.

12.13.	Anti-Corruption Compliance: Each Party shall comply with all applicable Anti-Corruption Laws in the course of its performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorised representatives as of the Effective Date.

For and on behalf of:	For and on behalf of:
INMARSAT GLOBAL LIMITED	ORBCOMM INC

SIGNATURE: /Alison HOrrocks/	SIGNATURE: /Marc Eisenberg/
NAME: Alison HOrrocks	NAME: Marc Eisenberg
TITLE: Director	TITLE: CEO
DATE: Oct 22, 2020	DATE: Oct 22, 2020

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The following schedules to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K:

Schedule 2: SERVICE LEVEL AGREEMENT OR SLA

Schedule 3: ORBCOMM HARDWARE PRICING

Schedule 4: CUSTOMERS

Schedule 5: COMMERCIAL WHOLESALE CHARGES TERMS AND CONDITIONS

Schedule 6: IDP AND OGX TECHNICAL ANNEX

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SCHEDULE 1 – EXISTING AGREEMENTS RETAINED PROVISIONS

Retained Clause Reference Number	Retained Clause
IDP DA
Definitions

“Reseller” means an entity that purchases IDP from Wholesale Distributor for the purposes of reselling to End Users.

“End User” means an individual or entity that purchases IDP from a Wholesale Distributor and/or Reseller for their own use and does not resell IDP.

“Wholesale Distributor” means any entity that purchases IDP from Inmarsat for the purposes of distributing to Resellers and/or selling IDP directly to End Users.

Clause 6.1.1/Clause 19.3

The Parties shall provide to each other reasonable marketing support, such as assistance in joint press releases and joint tradeshow participation as mutually agreed upon.  Inmarsat and ORBCOMM agree to use commercially reasonable efforts to sell, market, create awareness of, and create demand for IDP products and services on Inmarsat’s satellite communications network and, once Commercially Available, OGX services on Inmarsat’s satellite communications network.

Clause 9.3	Inmarsat shall pay ORBCOMM for accessories associated with ORBCOMM Hardware based on prevailing solution provider prices at the time of purchase.
Clause 9.4

Both Parties agree that they shall not provide pricing or other terms for IDP Service or, when it becomes Commercially Available, the OGX Service, in a manner designed to unreasonably reduce or eliminate any revenue share payment required under this Agreement.

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APCA
Section 2.1.4

Each of Inmarsat and ORBCOMM shall promptly notify the other it if becomes aware of a possible infringement by a third party of any IDP Technology. If either Party desires to take any action against such an infringing or misappropriating third party, such Party shall first notify the other Party hereto and consult with such notified Party regarding such action. The notified Party shall inform the notifying Party of whether it desires to participate in such action.  If the notified Party desires to participate in such action, Inmarsat and ORBCOMM shall then jointly and cooperatively pursue such action and shall share on a 50%-50% basis (i) all external costs, and (ii) any damages, royalties, license fees or other recoveries; provided that either Party may at any time decide not to participate further in such action, in which case any further costs shall be borne by and all damages, royalties, license fees and other recoveries shall be received by the Party which continues to pursue such action.  If either of Inmarsat or ORBCOMM, as applicable, declines to participate in such action, the other Party shall then have the right to pursue such action alone, and shall bear the costs of and receive all damages, royalties, license fees and other recoveries from such action.  Notwithstanding the foregoing, if a Party declines to participate in such an action or withdraws from such an action, such Party shall nevertheless, at the request of the other party, cooperate with the other Party, at the cost of the other Party and subject to any reasonable conditions (including indemnification against counterclaims by the third party), to the extent which may be necessary to enable the other Party to pursue such action effectively, including without limitation joining such action as an indispensable party that is not otherwise participating in the applicable litigation.

Section 2.1.6

ORBCOMM and Inmarsat shall each use commercially reasonable efforts to maintain the confidential and proprietary nature of the IDP Technology to the extent the IDP Technology is not protected as registered Intellectual Property.

Section 3.4

Inmarsat shall offer ORBCOMM airtime pricing and contract terms for IDP Service and, once Commercially Available, OGX Service on a non-discriminatory basis as measured against the pricing and terms offered by Inmarsat to other similarly situated distribution partners for IDP Service or OGX Service, as applicable, in similar customer segments and geographies. Inmarsat and ORBCOMM will work in good faith to determine a migration path and non-discriminatory commercial terms applicable for existing customers of IDP Service or OGX Service, as applicable, in the approach to end of life global availability of the I-4 or I-6 satellites, as applicable.  If Inmarsat offers IDP Services or, once Commercially Available, OGX Services on any other future generations of satellites, then Inmarsat will offer IDP Services and, once Commercially Available, OGX Services to ORBCOMM on non-discriminatory pricing and other terms and conditions against those offered to other similarly situated distributors of IDP Service or OGX Service, as applicable, in similar customer segments and geographies.

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Section 4.1

ORBCOMM and Inmarsat shall meet at least annually to discuss potential joint development of the IDP Technology on a mutually desirable and efficient basis.  Neither Party shall take any action or modify the IDP Technology or (in the case of Inmarsat) the IDP/OGX network infrastructure (other than in an emergency scenario) that could reasonably be expected to cause a material number of fielded units under seven and one-half (7.5) years to be inoperable or adversely affected in any material respect.  Fielded units for which a successful fix can be provided with an over-the-air update will not be deemed to be inoperable or adversely affected in any material respect.

Section 4.2

Subject to Clause 4.1, and unless agreed otherwise in writing, ORBCOMM and Inmarsat will be under no obligation to make IDP Technology or related Intellectual Property developed as a result of further evolution after the January 1, 2015 available to the other Party.

Section 4.3

4.3.1:  Inmarsat shall use commercially reasonable efforts to cover ORBCOMM’s global requirements for IDP Services and, once Commercially Available, OGX Services in accordance with the forecasting procedures set forth in this Section 4.3.

4.3.2:  ORBCOMM shall provide Inmarsat with its IDP Services and, once Commercially Available, OGX Services global traffic projections and capacity requirements on a calendar quarter basis (“Forecasts”).  Such Forecasts shall be provided three (3) months in advance of each calendar quarter ad broken down by geographic service area.  ORBCOMM shall endeavour in good faith to ensure that the Forecasts are based on accurate data and projections. ORBCOMM shall update such Forecasts monthly on a rolling basis and shall notify Inmarsat promptly on becoming aware of any circumstance that may materially alter ORBCOMM’s actual requirements.

4.3.3:  At least sixty (6) days prior to the commencement of each calendar quarter, Inmarsat shall notify ORBCOMM whether it can accommodate ORBCOMM’s projected requirements as set forth in the Forecast.  Inmarsat shall use commercially reasonable efforts to provide sufficient capacity to meet the Forecast.

4.3.4:  In the event Inmarsat is unable to meet ORBCOMM’s capacity requirements in a manner that also meets applicable service level requirements set forth in Schedule 2, Inmarsat agrees to consider in good faith a request from ORBCOMM to temporarily suspend ORBCOMM’s exclusivity obligations under Section 4.4 of this Agreement during such time period, and Inmarsat further agrees not to unreasonably withhold approval of any such request from ORBCOMM.

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Section 4.4

ORBCOMM agrees that it shall not use, or authorize any Affiliate or third party (directly or indirectly) to use, any IDP Technology, or any enhancements, modifications, new versions, derivative works or improvements thereof (including the OGX Service, once it becomes

Commercially Available)), in connection with any satellite system other than Inmarsat’s without Inmarsat’s express written consent.  ORBCOMM acknowledges that any breach of the foregoing sentence shall constitute a material breach of this Agreement.

4.4.1:  The prohibition on using or authorizing the use of IDP Technology (or the OGX Service, once it becomes Commercially Available) on satellites not owned or operated by Inmarsat set out in Section 4.4 shall cease to apply only under the circumstances set forth below:

4.4.1.1 when the notice period in Clause 3.1 expires following notice by Inmarsat; or

4.4.1.2 In the event that Inmarsat materially fails, or has notified ORBCOMM that it will materially fail, to meet ORBCOMM’s capacity requirements in accordance with Section 4.9of this Agreement, or Inmarsat has refused to approve a request from ORBCOMM to temporarily suspend the exclusivity obligations under Section 4.4. of this Agreement, and such failure or refusal has or would have a material adverse effect on ORBCOMM, upon written notice to Inmarsat, ORBCOMM and Inmarsat shall negotiate in good faith in an attempt to resolve such issue.  In the event the parties cannot despite good faith negotiations for a period of not less than thirty (30) days reach agreement on a resolution to such issue, ORBCOMM may elevate such issue to senior management by written notice to Inmarsat; in the event such senior management cannot resolve the issue within thirty (30) business days of the date of such notice, ORBCOMM may elect by written notice to Inmarsat within twenty (20) business days after the end of such thirty (30) day period for discussions between senior management of each Party, to terminate exclusivity.

Section 4.7

During the Term, neither Party shall employ, solicit for employment, or otherwise attempt to employ, without the other Party’s prior written consent, any individual employed full-time by the other Party while such individual is employed full-time by such other Party or during the six month period immediately succeeding such full-time employment, provided however, that nothing herein shall prevent, restrict or otherwise preclude either Party from: (i) engaging in any general solicitations in the ordinary course of business, including through the use of recruiters, which are not directly targeted towards directors, officers or employees of the other Party and considering or accepting an application from a prospective employee in response to such solicitation or hiring any such person; or (ii) accepting an approach instigated by such employee or his/her recruiter or hiring any such person; provided that there has been no solicitation; or (iii) soliciting to employ or actually employing any person who has their employment with the relevant Party terminated.

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SCHEDULE 2 – SERVICE LEVEL AGREEMENT OR SLA

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SCHEDULE 3

ORBCOMM HARDWARE

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SCHEDULE 4 – CUSTOMERS

PART A - KEY CUSTOMERS

PART B – TOP 10 CUSTOMERS

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SCHEDULE 5 – COMMERCIAL

WHOLESALE CHARGES TERMS AND CONDITIONS

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SCHEDULE 6 – IDP AND OGX TECHNICAL ANNEX

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